Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

NAVIGANT CONSULTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4094854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Riverside Plaza, Suite 2100 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

NAVIGANT CONSULTING, INC. 2017 LONG-TERM INCENTIVE PLAN

NAVIGANT CONSULTING, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Monica M. Weed

Executive Vice President, General Counsel and Secretary

150 North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

(312) 573-5600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	5,074,876	$20.89	$106,014,160	$12,288

(1)	Navigant Consulting, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register (i) 2,574,876 shares of Common Stock, par value $0.001 per share (the “Common Stock”), for issuance under the Navigant Consulting, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”) and (ii) an additional 2,500,000 shares of Common Stock for issuance under the Navigant Consulting, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the 2017 Plan, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the Plans relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee. The price per share represents the average of the high and low sales prices of the Common Stock as reported on The New York Stock Exchange on May 12, 2017.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 17, 2017;

(2)	The Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 4, 2017;

(3)	The Registrant’s current reports on Form 8-K, filed with the Commission on February 16, 2017 (Film No. 17618493), March 30, 2017 and April 26, 2017; and

(4)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission on September 16, 1996, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for the Registrant by Monica M. Weed, Executive Vice President, General Counsel and Secretary. Ms. Weed may receive awards under the 2017 Plan and is eligible to participate in the ESPP. Ms. Weed beneficially owns or has rights to acquire an aggregate of less than one percent of the Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law (“DGCL”), the Registrant’s certificate of incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty as directors, except for liability for breach of their duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability for authorizing illegal dividends or redemptions, or liability for a transaction from which the director derived an improper personal benefit. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Registrant). Further, liability of a director for violations of the federal securities laws will not be limited by this provision.

The DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which the officer or director actually and reasonably incurred. The Registrant’s certificate of incorporation provides that it will indemnify its directors and officers (and any other employee or agent designated for indemnification by resolution of the board of directors) to the fullest extent permitted by the DGCL as described above.

The certificate of incorporation also provides that the right to indemnification is a contract right and is not exclusive of any other right under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The certificate of incorporation also permits the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her status as such, regardless of whether the certificate of incorporation permits indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 16, 2017.

NAVIGANT CONSULTING, INC.

By	/s/ Julie M. Howard
Julie M. Howard
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Monica M. Weed and Stephan R. Lieberman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Julie M. Howard Julie M. Howard	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2017

/s/ Stephen R. Lieberman Stephen R. Lieberman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2017

/s/ Scott S. Harper Scott S. Harper	Vice President and Controller (Principal Accounting Officer)	May 16, 2017

/s/ Kevin M. Blakely Kevin M. Blakely	Director	May 16, 2017

/s/ Cynthia A. Glassman Cynthia A. Glassman	Director	May 16, 2017

/s/ Stephan A. James Stephan A. James	Director	May 16, 2017

/s/ Samuel K. Skinner Samuel K. Skinner	Director	May 16, 2017

/s/ James R. Thompson Governor James R. Thompson	Director	May 16, 2017

/s/ Michael L. Tipsord Michael L. Tipsord	Director	May 16, 2017

/s/ Randy H. Zwirn Randy H. Zwirn	Director	May 16, 2017

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Navigant Consulting, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2012).

3.2	Amendment to Restated Certificate of Incorporation of Navigant Consulting, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014).

3.3	Amended and Restated By-laws of Navigant Consulting, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 16, 2017 (Film No. 17618493)).

4.4	Navigant Consulting, Inc. 2017 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 10, 2017).

4.5	Navigant Consulting, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed with the Commission on April 10, 2017).

5.1*	Opinion of Monica M. Weed, Esq. with respect to validity of issuance of securities.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Monica M. Weed, Esq. (included in Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of the Registration Statement).

*	Filed herewith.